   As filed with the Securities and Exchange Commission on May 24, 1999

                                                 Registration No. 333-78481

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                              AMENDMENT NO. 1

                                    TO

                                    FORM F-1

                             REGISTRATION STATEMENT

                                     Under
                           The Securities Act of 1933

                               CREO PRODUCTS INC.
             (Exact name of Registrant as specified in its charter)

             Canada                               3555                          NOT APPLICABLE
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)           Identification Number)

                                3700 Gilmore Way
                       Burnaby, British Columbia, Canada
                                    V5G 4M1
                                 (604) 451-2700
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                             CT Corporation System
                                 1633 Broadway
                            New York, New York 10019
                                 (212) 664-1666
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

             Douglas H. Collom, Esq.                             Robert B. Knauss, Esq.
           Christopher J. Ozburn, Esq.                         Lisa M. Wiens-Sinko, Esq.
               Jon P. Layman, Esq.                             Munger, Tolles & Olson LLP
           Priya Cherian Huskins, Esq.                           355 South Grand Avenue
         Wilson Sonsini Goodrich & Rosati                              35th Floor
             Professional Corporation                        Los Angeles, California 90071
                650 Page Mill Road                                   (213) 683-9100
           Palo Alto, California 94304
                  (650) 493-9300

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box.
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
                                                                       Proposed Maximum
                                                      Proposed Maximum    Aggregate
Title of Each Class of Securities to   Amount to be    Offering Price      Offering        Amount of
           be Registered              Registered(1)     Per Share(2)     Price(1)(2)    Registration Fee
--------------------------------------------------------------------------------------------------------
Common Shares, without par value...  5,750,000 shares      $15.00         86,250,000       $23,978(3)
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

  (1) Includes (i) Common Shares that are to be offered and sold in the United States, (ii) Common Shares that are to be offered and sold outside the United States in transactions that are not subject to registration under the Securities Act of 1933, as amended, but that may be resold from time to time in the United States during the distribution, and (iii) an aggregate of 750,000 Common Shares that the underwriters have the option to purchase from the selling shareholders to cover over-allotments, if any.

  (2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

  (3) Previously paid.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             EXPLANATORY NOTE

  The primary purpose of this Amendment No. 1 to Creo Products Inc.'s Registration Statement on Form F-1 (File No. 333-78481) is to file certain exhibits.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by Creo in connection with the sale of the Common Shares being registered. All of the amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

     SEC Registration Fee............................................. $ 23,978
     NASD Filing Fee..................................................    9,125
     Nasdaq National Market Listing Fee...............................   95,000
     The Toronto Stock Exchange Listing Fee...........................   45,000
     Blue Sky Qualification Fees and Expenses.........................    5,000
     Printing and Engraving Expenses..................................  150,000
     Legal Fees and Expenses..........................................  350,000
     Accounting Fees and Expenses.....................................  125,000
     Transfer Agent and Registrar Fees................................   20,000
     Miscellaneous....................................................   26,897
                                                                       --------
       Total.......................................................... $850,000
                                                                       ========

Item 14. Indemnification of Directors and Officers

  Section 124 of the Canada Business Corporations Act, as amended, provides as follows:

(1) Indemnification. Except with respect to an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him with respect to any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate, if

    (a) he acted honestly and in good faith with a view to the best interests of the corporation; and

    (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

(2) Indemnification in derivative actions. A corporation may with the approval of a court indemnify a person referred to in sub-section (1) with respect to an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfils the conditions set out in paragraphs (1)(a) and (b).

(3) Indemnity as of right. Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation with respect to all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity:

    (a) was substantially successful on the merits in his defence of the action or proceeding; and

    (b) fulfils the conditions set out in paragraphs (1)(a) and (b).

(4) Directors' and officers' insurance. A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by him

    (a) in his capacity as a director or officer of the corporation, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation; or

    (b) in his capacity as a director or officer of another body corporate where he acts or acted in that capacity at the corporation's request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5) Application to court. A corporation or a person referred to in subsection
    (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

(6) Notice to director. An applicant under subsection (5) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

(7) Other notice. On an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

  Section 7.02 of Bylaw No. 1 of Creo provide as follows:

    7.02. Indemnity. Subject to the limitations contained in the Act, the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Corporation or any such body corporate), and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by him with respect to any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if

    (a) he acted honestly and in good faith with a view to the best interests of the corporation; and

    (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

  Creo carries liability insurance which provides for coverage for officers and directors of Creo and its subsidiaries, subject to certain deductibles.

  On various dates in 1998 and 1999, Creo entered into indemnification agreements with its directors and officers providing for limitations on a director's and officer's liability for judgments, settlements, penalties, fines, and expenses of defense (including attorneys' fees, bonds and costs of investigation) arising out of or in any way related to acts of omissions as a director or an officer, or in any other capacity in which services are rendered to Creo. Creo believes its indemnification agreements will assist it in attracting and retaining qualified individuals to serve as directors and officers. The agreements provide that a director or officer is not entitled to indemnification under such agreements among other cases (i) if the director or officer is not relieved of liability under applicable law, (ii) for violations of certain securities laws, or (iii) for certain claims initiated by the officer or director. In addition, indemnification may not be available to directors or officers under Canadian law if any act or omission by a director or officer amounted to a failure to act honestly and in good faith with a view to the best interests of Creo and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, if the director or officer did not have reasonable grounds for believing that his conduct was lawful. Due to the lack of applicable case law, it is not clear whether indemnification is available in the case of a breach of securities laws of the United States.

  Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

  The following is a summary of transactions by Creo during the last three years preceding the date hereof involving sales of the Company's securities that were not registered under the Securities Act:

  (a) Between January 6, 1996 and November 21, 1997, Creo issued 18,826 Common Shares to 7 U.S. residents and 133,878 Common Shares to 36 non-U.S. residents at a price of C$0.0005 per share. These shares were issued in consideration of these individuals' services to Creo.

  (b) On May 29, 1997, Creo issued 2,668,802 Common Shares to 27 U.S. residents and 664,532 Common Shares to 15 non-U.S. residents at a price of $7.50 per share.

  (c) Between January 1, 1998 and the date hereof, 8 U.S. residents have exercised options to purchase 2,963,572 Common Shares and 26 non-U.S. residents have exercised options to purchase 104,146 Common Shares, at prices ranging from C$3.75 to C$17.50 per share.

  (d) On November 20, 1998, entities affiliated with The Goldman Sachs group, Inc. exercised warrants to purchase 2,962,962 Common Shares at an exercise price of $6.75 per share.

  The issuances to U.S. residents described in Items 15(a) and 15(b) were deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) under the U.S. Securities Act as transactions by an issuer not involving a public offering. The issuances to U.S. residents described in Item 15(c) were deemed exempt from registration under the Securities Act in reliance on Rule 701 promulgated thereunder in that they were offered or sold either pursuant to a written contract relating to compensation, as provided by Rule
701. In addition, such issuances were deemed to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The issuances described in Item 15(d) were deemed to be exempt from registration under the Securities Act as transactions by an issuer not involving a public offering. Each of the securities listed above but not otherwise described in this paragraph was sold to persons who were neither nationals nor residents of the United States and no facilities or instrumentalities of U.S. interstate commerce were used in connection with any offer or sale thereof.

Item 16. Exhibits and Financial Statement Schedules

(a)Exhibits

    *1.1 Form of Underwriting Agreement
    +3.1 Certificate of Incorporation of the Registrant, as Amended
    +3.2 By-laws of the Registrant
    +4.1 Form of Stock Certificate
   **5.1 Opinion and Consent of Getz Prince Wells
   +10.1 Agreement dated as at May 4, 1998, between Creo and Heidelberger
         Druckmaschinen AG
   +10.2 Form of Indemnification Agreement between Creo and each of its directors and officers

    +10.3 1996 Stock Option Plan and form of Notice of Stock Option Grant and
          Option Agreement thereunder (for U.S. and Canadian employees)
    +10.4 Shareholders Agreement dated as at April 24, 1994, between Creo and certain shareholders, with amendments dated as at November 21, 1994;
          June 30, 1995; November 2, 1995; March 22, 1996; June 1, 1997
    +10.5 Profit Sharing Plan
   **11.1 Statement Regarding Computation of Per Share Earnings
   **21.1 Subsidiaries of the Company
    +23.1 Consent of KPMG LLP, Chartered Accountants
    +23.2 Consent of Price Waterhouse, Chartered Accountants
   **23.3 Consent of Getz Prince Wells
   **23.4 Consent of Thorsteinssons, Tax Lawyers
   **23.5 Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
   **24.1 Power of Attorney

--------

 + Filed herewith.

 * To be filed by amendment.

** Previously filed.

(b)Financial Statement Schedules

  Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 17. Undertakings

  (a) The Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (Securities Act) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c)  The undersigned Registrant hereby undertakes that:

     (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as at the time it was declared effective; and

     (ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the U.S. Securities Act of 1933, as amended (the U.S. Securities Act), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burnaby, Province of British Columbia, on the 24th day of May, 1999.

                                          CREO PRODUCTS INC.

                                             /s/ AMOS MICHELSON
                                          By __________________________________
                                             Amos Michelson
                                             Chief Executive Officer

  Pursuant to the requirements of the U.S. Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

 Signature               Title                              Date
 ---------               -----                              ----

                         Chief Executive Officer and
 /s/ AMOS MICHELSON      Director                           May 24, 1999
------------------------ (Principal-Executive-Officer)
 Amos-Michelson

 * THOMAS A. KORDYBACK   Vice President, Finance, Chief     May 24, 1999
 ----------------------- Financial Officer and Secretary
 Thomas A. Kordyback     (Principal Financial and
                         Accounting Officer)

 * DANIEL GELBART        President and Director             May 24, 1999
 -----------------------
 Daniel Gelbart

 * RAPHAEL H. AMIT       Chair of the Board and Director    May 24, 1999
 -----------------------
 Raphael H. Amit

 * DAVID A. BENNETT      Director                           May 24, 1999
 -----------------------
 David A. Bennett

 * THOMAS D. BERMAN      Director                           May 24, 1999
 -----------------------
 Thomas D. Berman

 * JOHN J. BU            Authorized Representative in the   May 24, 1999
 ----------------------- United States, Director
 John J. Bu

 * DOUGLAS H. RICHARDSON Director                           May 24, 1999
 -----------------------
 Douglas H. Richardson

 * KENNETH A. SPENCER    Director                           May 24, 1999
 -----------------------
 Kenneth A. Spencer

 *By: /s/ AMOS MICHELSON
   _____________________
    Amos Michelson
    (Attorney-in-fact)

                                 EXHIBIT INDEX

                                                                   Sequentially
 Exhibit                                                             Numbered
 Number                        Description                             Page
 -------                       -----------                         ------------
   *1.1  Form of Underwriting Agreement

   +3.1 Certificate of Incorporation of the Registrant, as Amended

   +3.2  By-laws of the Registrant

   +4.1  Form of Stock Certificate

  **5.1  Opinion and Consent of Getz Prince Wells

  +10.1  Agreement dated as at May 4, 1998, between Creo and
         Heidelberger Druckmaschinen AG

  +10.2 Form of Indemnification Agreement between Creo and each of its directors and officers

  +10.3  1996 Stock Option Plan and form of Notice of Stock
         Option Grant and Option Agreement thereunder (for U.S.
         and Canadian employees)

  +10.4 Shareholders Agreement dated as at April 24, 1994, between Creo and certain shareholders, with amendments dated as at November 21, 1994; June 30, 1995; November
         2, 1995; March 22, 1996; June 1, 1997

  +10.5  Profit Sharing Plan

 **11.1  Statement Regarding Computation of Per Share Earnings

 **21.1  Subsidiaries of the Company

  +23.1  Consent of KPMG LLP, Chartered Accountants

  +23.2  Consent of Price Waterhouse, Chartered Accountants

 **23.3  Consent of Getz Prince Wells

 **23.4  Consent of Thorsteinssons, Tax Lawyers

 **23.5  Consent of Wilson Sonsini Goodrich & Rosati,
         Professional Corporation

 **24.1  Power of Attorney

--------

 + Filed herewith.

 * To be filed by amendment.

** Previously filed.